Exhibit 5.1

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                LETTERHEAD OF BLACKWELL SANDERS PEPER MARTIN LLP
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                                December 29, 1999


Atchison Casting Corporation
400 South Fourth Street
Atchison, Kansas  66002-0188

Ladies and Gentlemen:

        We have acted as counsel to Atchison Casting Corporation, a Kansas corporation (the "Company"), in connection with the proposed offering of up to 30,000 shares of common stock of the Company, $0.01 par value per share (the "Common Stock"), pursuant to the Atchison Casting Corporation Savings Plan, up to 270,000 shares of common stock pursuant to the Atchison Casting Corporation 401(k) Plan, up to 100,000 shares of Common Stock pursuant to the Atchison Casting Corporation Hourly Employees 401(k) Plan, up to 25,000 shares of Common Stock pursuant to the Empire Steel Castings, Inc. 401(k) Profit Sharing Plan for Union Employees, up to 25,000 shares of Common Stock pursuant to the Quaker Alloy, Inc. 401(k) Profit Sharing Plan for Union Employees, up to 45,000 shares of Common Stock pursuant to the Inverness Castings Group, Inc. Hourly Employees Retirement Plan and Trust, up to 35,000 shares of Common Stock pursuant to the LaGrange Foundry, Inc. 401(k) Savings and Defined Contribution Plan, up to 45,000 shares of Common Stock pursuant to the PrimeCast 401(k) Savings and Defined Contribution Plan, and up to 25,000 shares of Common Stock pursuant to the Jahn Foundry Corporate Union 401(k) Plan, each as amended and restated (collectively, the "Plans").

        In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. Based upon and subject to the foregoing, we are of the opinion that when such shares of Common Stock have been issued and sold by the Company in accordance with the terms of the Plans, such shares will constitute legally issued, fully paid and non-assessable shares of the Company.

        We consent to the filing of this opinion as an exhibit to the registration statement pursuant to which such shares will be sold and to the reference to us in such registration statement.

                                      Very truly yours,


                                      /s/ Blackwell Sanders Peper Martin LLP